Exhibit 97.1

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Recoupment Policy

Effective November 28, 2023

1.
Introduction. The Board of Directors (the “Board”) of Willis Towers Watson Public Limited Company (the “Company” or “WTW”) has adopted, effective as of November 28, 2023 (the “Effective Date”), a compensation recoupment policy which requires the recovery of certain executive compensation in the event that the Company is required to prepare an Accounting Restatement (as defined in Section 5 below) and also provides the Board with the discretionary authority to recoup compensation in other circumstances (this “Recoupment Policy”). This Recoupment Policy, which is intended to, upon the Effective Date, replace and supersede in its entirety the Compensation Recoupment Policy that became effective November 15, 2017, is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and Listing Rule 5608 (“Rule 5608”) of the Nasdaq Stock Market (“Nasdaq”), and will be interpreted and applied accordingly. Capitalized terms used in this Recoupment Policy are defined as provided herein.
2.
Administration. The Recoupment Policy shall be administered by the Human Capital and Compensation Committee of the Board (the “HCC Committee”). The HCC Committee has the sole discretion to interpret the terms of the Recoupment Policy and make determinations under it, and any action taken by the HCC Committee pursuant to the Recoupment Policy shall be within the absolute discretion of the HCC Committee. Any interpretations or determinations made by the HCC Committee shall be final and binding on all affected individuals.
3.
Covered Persons. Any person who is or was an executive officer, as determined pursuant to Rule 16a-1(f) promulgated under the Exchange Act, of the Company, and including executive officers identified under Item 401(b) of Regulation S-K of the Securities Act of 1933, as amended (“Executive Officers”), shall be subject to this Recoupment Policy (the Company’s current and former Executive Officers, collectively, the “Covered Persons”).
4.
Covered Incentive Compensation.
a.
“Covered Incentive Compensation” means,
i.
for purposes of the recoupment provisions of Section 5 due to an Accounting Restatement, any Incentive Compensation that is Received on or after October 2, 2023 by a Covered Person (A) after beginning service as an Executive Officer, (B) who served as an Executive Officer at any time during the performance period for the Incentive Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (D) during the Recovery Period.
ii.
for purposes of the recoupment provisions of Section 6 due to Detrimental Conduct, any Incentive Compensation received by a Covered Person who served as an Executive Officer at the time of the occurrence of the Detrimental Conduct (as defined in Section 6 below).

b.
“Incentive Compensation” means,
i.
for purposes of the recoupment provisions of Section 5 due to an Accounting Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, in the interest of clarity, any such compensation that is deferred or otherwise contributed to a retirement plan or non-qualified deferred compensation plan sponsored by the Company or any of its affiliates, subject to Section 11(c) below.

ii.
for purposes of the recoupment provisions of Section 6 due to Detrimental Conduct, any incentive compensation (including compensation awarded, earned, paid or payable to a Covered Person), including without limitation, any bonus, short-term incentive award or amount, long-term incentive award or amount, including any equity-based awards, including those awards that vest solely based on continued service, such as time-based restricted share units and options.
c.
“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from any such measure, and (ii) the Company’s share price and the total shareholder return of the Company. A measure, however, need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (“SEC”) to constitute a Financial Reporting Measure.
d.
Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in such Incentive Compensation is attained.
e.
“Recovery Period” means the three (3) completed fiscal years immediately preceding the Restatement Date (or such longer period as required under Rule 5608 in the event the Company changes its fiscal year).
f.
“Restatement Date” means the earlier to occur of (i) the date the Audit Committee of the Board (or other committee of the Board vested with the requisite authority to make the determination contemplated under this Section 4(f)) or the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
5.
Recoupment due to Financial Restatement. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct any error in previously issued financial statements that is material to the previously issued financial statements, or that corrects errors that are not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the HCC Committee shall reasonably promptly recover the Erroneously Awarded Compensation (as defined in Section 7 below), subject to Section 11 below. Recoupment of Erroneously Awarded Compensation pursuant to this Recoupment Policy shall be made on a “no fault” basis, without regard to whether any Detrimental Conduct or other misconduct occurred or whether any Covered Person has responsibility for the noncompliance that resulted in the Accounting Restatement.
6.
Recoupment due to Detrimental Conduct: In the event that a Covered Person engages in Detrimental Conduct that, in the sole discretion of the HCC Committee, is likely to cause or has caused material financial, operational, or reputational harm to WTW, including, for the avoidance of any doubt, conduct that subjects WTW to liability by any governmental authority, the HCC Committee may recover

Covered Incentive Compensation received by the Covered Person during and after the period in which such Detrimental Conduct occurred. Detrimental Conduct subject to this Recoupment Policy must have occurred within the three years preceding the date on which the HCC Committee determines that Detrimental Conduct has occurred. Detrimental Conduct consists of:
a.
the commission of an act of fraud, misappropriation or embezzlement in the course of employment;
b.
the commission of a criminal act, whether or not in the workplace, that in the HCC Committee’s sole discretion, constitutes a felony or crime of comparable magnitude that could subject WTW to reputational harm;
c.
the material violation of a non-compete, non-solicitation, confidentiality or other restrictive covenant agreement; or
d.
the willful and material breach of a Covered Person’s obligations under WTW’s Code of Conduct (the “Code”) relating to compliance with law or regulations that would give rise to dismissal under the Code or termination for Cause; or
e.
any act or omission involving willful misconduct that resulted in such Covered Person’s termination for Cause.

For the purposes of this Recoupment Policy, “Cause” shall mean: (i) the Covered Person’s gross or chronic neglect or negligence in the performance of the Covered Person’s employment duties with respect to the Company or its affiliates having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Covered Person’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) the willful misconduct by the Covered Person in connection with the Covered Person’s employment which is injurious to the Company or its affiliates (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Covered Person to the Company or its affiliates), (iii) the conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Covered Person’s restrictive covenants and other obligations as provided in the Covered Person’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Covered Person and the Company or any of its affiliates (other than an insubstantial, inadvertent and non-recurring breach), or (v) any violation of any material written Company policy, which includes any policy regarding sexual harassment, after reasonable notice and an opportunity to cure such violation (if curable as determined by the HCC Committee) within ten (10) days after the Covered Person’s receipt of such notice.

7.
Amount of Recoupment. The HCC Committee shall determine the amount of Covered Incentive Compensation to be recovered, in its sole discretion, in accordance with this Section 7.
a.
In the event of recoupment due to an Accounting Restatement pursuant to the provisions of Section 5, the amount of the Covered Incentive Compensation that was Received by each Covered Person during the Recovery Period in excess of the amount that would have been Received had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure, computed without regard to taxes paid on such Covered Incentive Compensation, shall be subject to recoupment under this Recovery Policy (such amount, the “Erroneously Awarded Compensation”). If the amount of Covered Incentive Compensation Received by a Covered Person was based on Company share price or total shareholder return and is not subject to mathematical recalculation directly from the Accounting Restatement, the amount to be recovered as Erroneously Awarded Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the share price or total shareholder return upon which the Covered Incentive Compensation was Received. The Company shall obtain and maintain all documentation of the determination of any such reasonable estimate and provide such documentation to Nasdaq when required.

b.
In the event of recoupment due to Detrimental Conduct pursuant to the provisions of Section 6, the amount of Covered Incentive Compensation up to and based upon the Covered Person’s relative degree of fault or involvement, the impact of the conduct on WTW, the magnitude of any loss caused and other relevant facts and circumstances, as determined in the sole discretion of the HCC Committee.
8.
Method of Recoupment. The HCC Committee shall determine, in its sole discretion, taking into account the implications of Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable legal requirements, the method and source of compensation for recouping Erroneously Awarded Compensation and/or any other Covered Incentive Compensation subject to recoupment pursuant to this Recoupment Policy hereunder, which may include, without limitation, any of the following:
a.
Cancelling, or reducing the number of ordinary shares of the Company (the “Ordinary Shares”) subject to, or the value of, outstanding vested or unvested equity-based awards;
b.
Cancelling cash-based awards that vested or are otherwise earned, but that have not yet been paid;
c.
Requiring reimbursement of cash-based awards previously paid;
d.
Seeking recovery of any gain realized on or since the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
e.
Offsetting the recouped amount from any compensation otherwise owed by the Company or any of its affiliates to the Covered Person (including, without limitation, any severance otherwise payable by the Company or any of its affiliates to the Covered Person);
f.
Making a deduction from the Covered Person’s salary;
g.
Requiring the Covered Person to transfer back to the Company any Ordinary Shares they received pursuant to an equity award;
h.
Reducing amounts credited to a Covered Person’s accounts under retirement plans or non-qualified deferred compensation arrangements sponsored by the Company or any of its affiliates; and/or
i.
Any other remedial and recovery method authorized by applicable law or contract.
9.
Actions Against Covered Person for Recoupment. To the extent that a Covered Person fails to repay all Erroneously Awarded Compensation or any other compensation that is subject to recoupment under this Recoupment Policy to the Company, the Company shall, or shall cause an affiliate to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company or, as applicable, any of its affiliates for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
10.
Acknowledgement by Covered Persons. The Company shall provide notice and seek written acknowledgement of this Recoupment Policy from each Covered Person, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the person becomes a Covered Person, providing that each Covered Person shall be subject to the terms set forth in this Recoupment Policy. Anything to the contrary in the foregoing notwithstanding, obtaining the written acknowledgement from a Covered Person shall not be a prerequisite to the application of this Recoupment Policy to the Covered Person, and therefore, a Covered Person shall be subject to this Recoupment Policy without regard to whether the Covered Person has received notice or provided written acknowledgement of this Recoupment Policy.

11.
Impracticability. The HCC Committee shall recover any Erroneously Awarded Compensation in accordance with this Recoupment Policy unless the HCC Committee determines that such recovery would be impracticable for any of the following reasons:
a.
The direct expense paid to a third party (or internal resources of the Company to the extent such resources provide services externally and reliance on such internal resources would be treated as a third party for purposes of this Section 11(a) under Rule 5608) to assist in enforcing the Recoupment Policy would exceed the amount to be recovered, provided that before concluding that it would be impracticable to recover any Erroneously Awarded Compensation based on the exception contemplated under this Section 11(a), the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, and shall document such reasonable attempt(s) to recover and provide that documentation to Nasdaq when required.
b.
Recovery would violate an applicable home country law adopted prior to November 28, 2022, provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the exception contemplated under this Section 11(b), the Company shall engage legal counsel experienced and qualified to practice law in the applicable jurisdiction (if such counsel is acceptable to Nasdaq) to render an opinion that recovery would result in a violation of law and shall provide such opinion to Nasdaq; for the avoidance of any doubt, the Company shall provide funding for the fees and expenses of any legal counsel required pursuant to this Section 11(b) as approved by the HCC Committee, or
c.
Recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
12.
No Indemnification or Insurance. Notwithstanding any right to indemnification provided under the Deed of Indemnity, Indemnification Agreement or any other indemnification agreement or arrangement with a Covered Person (a “Covered Person Indemnification Arrangement”), neither the Company nor any of its affiliates shall indemnify any Covered Person against, and each Covered Person shall be deemed to have waived any right the Covered Person may have under a Covered Person Indemnification Arrangement to, the loss of any Erroneously Awarded Compensation and any other compensation that is subject to recoupment under this Recoupment Policy, as well as any claims relating to the enforcement by the Company or any its affiliates of their rights under this Recoupment Policy. For the avoidance of any doubt, this Section 12 shall supersede each Covered Person Indemnification Arrangement with respect to the indemnification rights prohibited under this Section 12. Further, neither the Company nor any of its affiliates shall pay or reimburse any Covered Person for any insurance policy entered into by a Covered Person that provides for full or partial coverage of any recoupment obligation under this Recoupment Policy.
13.
Amendment; Termination. The HCC Committee may amend this Recoupment Policy from time to time in its discretion in any manner consistent with applicable law and regulations. The HCC Committee may terminate this Recoupment Policy at any time when the Company does not have a class of securities listed on a national securities exchange or a national securities association or as may otherwise be permitted under the rules of Nasdaq or any other national securities exchange or a national securities association on which the securities of the Company are listed.
14.
Other Recoupment Rights. The HCC Committee intends that this Recoupment Policy will be applied to the fullest extent of the law. Any right of recoupment under this Recoupment Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy or recoupment provision in any employment agreement, equity award agreement, bonus plan, or similar agreement or plan and any other legal remedies available to the Company. Further, the provisions of this Recoupment Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002, and other applicable laws, or any other agreement between a Covered Person and the Company or any of its affiliates. However, there shall be no duplication of recovery under this Recoupment Policy, the Sarbanes-Oxley Act of 2002, or any other agreement between a Covered Person and the Company or any of its affiliates.
15.
Successors. This Recoupment Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives.
16.
Disclosure. The circumstances of any recoupment pursuant to this Recoupment Policy will be publicly disclosed where required by Rule 10D-1, Item 402 of Regulation S-K and Rule 5608. In accordance with Rule 10D-1, this Recoupment Policy shall be filed with the SEC as an exhibit to the Company’s Form 10-K, as provided in Item 601(b) of Regulation S-K.
17.
Change of Listing. In the event that the Company lists its securities on any national securities exchange or national securities association other than Nasdaq, all references to “Nasdaq” in this Recoupment Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed.